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FORM 3
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                                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ---------------------------
                                                         WASHINGTON, DC 20549                                    OMB APPROVAL
                                                                                                         ---------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           OMB NUMBER:       3235-0104
                                                                                                         EXPIRES: SEPTEMBER 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ESTIMATED AVERAGE BURDEN
                                Section 17(a) of the Pulbic Utility Holding Company Act of 1935 or       HOURS PER RESPONSE .... 0.5
                                        Section 30(f) of the Investment Company Act of 1940              ---------------------------

(Print or Type Responses)
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1. Name and Address of Reporting Person*       2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                  quiring Statement
                                                  (Month/Day/Year)
Keenan, James F.                                  05/17/01            METB
--------------------------------------------      -----------------   --------------------------------------------------------------
  (Last)         (First)         (Middle)      3. IRS or Social Se-   5. Relationship of Reporting Person(s)  6.  If Amendment, Date
                                                  curity Number of       to Issuer (Check all applicable)         of Original
                                                  Reporting Person       [X] Director          [ ] 10% Owner     (Month/Day/Year)
                                                  (Voluntary)            [ ] Officer (give     [ ] Other
                                                                                      title        (specify       ------------------
                                                                                      below)        below)    7.  Individual or
423 Sycamore Street, Suite 101                                                                                    Joint/Group Filing
--------------------------------------------      -----------------      ----------------   ----------------     (Check Applicable
                 (Street)                                                                                         Line)
                                                                                                              [X] Form filed by One
                                                                                                                  Reporting Person
Niles               MI               49120                                                                    [ ] Form filed by
-----------------------------------------------                                                                   more than One
  (City)           (State)           (Zip)                                                                        Reporting Person

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                                     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                           2. Amount of Securities         3. Ownership         4. Nature of Indirect Beneficial
   (Instr. 4)                                     Beneficially Owned              Form: Direct         Ownership (Instr. 5)
                                                  (Instr. 4)                      (D) or Indirect
                                                                                  (I)  (Instr. 5)
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Common Stock, no par value                         7,127                           I                               *
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* by Walter & Keenan Financial Consulting Co., of which he is Pres. & CEO.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the Form is filed by more than one Reporting Person, SEE Instruction 4(b)(v).                                   SEC 1473 (7-97)

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FORM 3 (CONTINUED)                     TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                        cisable and     Underlying Derivative Security      sion or      ship        Beneficial
                                     Expiration      (Instr. 4)                          Exercise     Form of     Ownership
                                     Date                                                Price of     Deri-       (Instr. 5)
                                    (Month/Day/                                          Deri-        vative
                                     Year)                                               vative       Security:
                                                                                         Security     Direct
                                                                                                      (D) or
                                     ----------------------------------------------                   Indirect
                                                                           Amount                     (I)
                                     Date    Expira-                       or                        (Instr. 5)
                                     Exer-   tion           Title          Number
                                     cisable Date                          of
                                                                           Shares

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Options to Purchase                  -         -              -              -             -             -             -
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Explanation of Responses:

                                                                                          /s/ James F. Keenan by
                                                                                          Charles V. Turean, his
                                                                                          Attorney-in Fact                  06/08/01
                                                                                       -----------------------------------  --------
**Intentional misstatements or omissions of facts constitute                             **Signature of Reporting Person      Date
Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                    James F. Keenan by
                                                                                          Charles V. Turean, his
                                                                                          Attorney-in Fact
Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, SEE Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 1473 (7-97)

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